This prospectus supplement relates to an effective registration statement under the U.S. Securities Act of 1933, as amended, but is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-287731
Subject to Completion, dated June 16, 2025
PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 2, 2025)

América Móvil, S.A.B. de C.V.

U.S.$      % Senior Notes due 2033
We are offering U.S.$    aggregate principal amount of our    % senior notes due 2033 (the “notes”).
We will pay interest on the notes on     and     of each year, beginning on    , 2026. The notes will mature on    , 2033.
The notes will rank equally in right of payment with all of our other unsecured and unsubordinated debt obligations from time to time outstanding. The notes will not be guaranteed by any of our subsidiaries.
In the event of certain changes in the applicable rate of Mexican withholding taxes on interest, we may redeem the outstanding notes, in whole but not in part, at a price equal to 100% of their principal amount plus accrued and unpaid interest thereon to the redemption date. Prior to    , 2032 (the date that is     months prior to the stated maturity of the notes, the “par call date”), we may, at our option, redeem the notes, in whole at any time or in part from time to time, at a redemption price equal to the greater of the principal amount of the notes to be redeemed and a “make-whole” amount. On or after the par call date, we may, at our option, redeem the notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount thereof. See “Description of Notes—Optional Redemption” in this prospectus supplement.
We will apply to list the notes on the New York Stock Exchange (the “NYSE”).
Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and page 4 of the accompanying prospectus.

Price to Public(1)	Underwriting Discount	Price to Underwriters	Proceeds to América Móvil(2)
% Senior Notes due 2033%	%	%	U.S.$

(1)	Plus accrued interest, if any, from , 2025.
(2)	Before deducting expenses payable by us related to this offering.
THE NOTES HAVE NOT BEEN, AND WILL NOT BE, REGISTERED WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES, OR THE “RNV”) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR THE “CNBV”), AND MAY NOT BE OFFERED PUBLICLY IN MEXICO. HOWEVER, WE EXPECT THAT THE NOTES WILL BE REGISTERED WITH THE INTERNATIONAL QUOTATION SYSTEM (SISTEMA INTERNACIONAL DE COTIZACIONES) MAINTAINED BY THE MEXICAN STOCK EXCHANGE (BOLSA MEXICANA DE VALORES, S.A.B. DE C.V.) AS SOON AS PRACTICABLE AFTER 90 DAYS FOLLOWING THE INITIAL OFFERING OF THE NOTES, WE WILL NOTIFY THE CNBV OF THE OFFERING OF THE NOTES OUTSIDE OF MEXICO FOR INFORMATION AND STATISTICAL PURPOSES ONLY, AND THE DELIVERY OF SUCH NOTICE TO, AND THE RECEIPT THEREOF BY, THE CNBV IS NOT A REQUIREMENT FOR THE VALIDITY OF THE NOTES AND DOES NOT IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE NOTES, OUR SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH HEREIN. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS EXCLUSIVELY OUR RESPONSIBILITY AND HAVE NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV. THE ACQUISITION OF THE NOTES BY AN INVESTOR WHO IS A RESIDENT OF MEXICO WILL BE MADE UNDER SUCH INVESTOR’S OWN RESPONSIBILITY.
None of the CNBV, the U.S. Securities and Exchange Commission (the “SEC”) or any U.S. state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Delivery of the notes will be made in book-entry form through The Depository Trust Company (“DTC”) on or about    , 2025.
Global Coordinators

BBVA	Goldman Sachs & Co. LLC	Morgan Stanley

Joint Bookrunners

HSBC	Scotiabank

The date of this prospectus supplement is    , 2025.

Prospectus Supplement
We are responsible for the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Neither we nor any of the underwriters has authorized any person to give you any other information, and neither we nor any of the underwriters takes any responsibility for any other information that others may give you. This document may only be used where it is legal to sell the notes. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we nor the underwriters are making an offer of the notes in any jurisdiction where the offer is not permitted.
S-i

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights key information described in greater detail in this prospectus supplement or the accompanying prospectus, including the documents incorporated by reference herein and therein. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision.
América Móvil
We provide telecommunications services in 23 countries. We are a leading telecommunications service provider in Latin America, ranking first in wireless, fixed-line, broadband and Pay TV services based on the number of revenue generating units (“RGUs”). Our largest operations are in Mexico and Brazil, which together account for over half of our total RGUs and where we have the largest market share based on RGUs. We have operations in 16 countries in the Americas and seven countries in Central and Eastern Europe. As of March 31, 2025, we had 323.9 million wireless voice and data subscriptions and 78.2 million fixed RGUs.
América Móvil, S.A.B. de C.V. is a publicly traded variable stock corporation (sociedad anónima bursátil de capital variable) incorporated under the laws of the United Mexican States (“Mexico”), and its shares are listed on the Mexican Stock Exchange and registered with the RNV. Our principal executive offices are located at Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Ampliación Granada, Alcaldía Miguel Hidalgo, 11529, Mexico City, Mexico. Our telephone number is +52-55-2581-3700.
References in this prospectus supplement to “América Móvil,” “we,” “us” and “our” are to América Móvil, S.A.B. de C.V. and its subsidiaries, unless the context otherwise requires.

Summary of the Offering
The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete description of the terms and conditions of the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.
Issuer
América Móvil, S.A.B. de C.V.
Notes Offered
U.S.$    aggregate principal amount of   % Senior Notes due 2033.
Price to Public
  % of principal amount, plus accrued interest, if any, from    , 2025.
Issue Date
The notes will be issued on    , 2025.
Maturity Date
The notes will mature on    , 2033.
Interest Rate
Interest on the notes will accrue at the rate of   % per year from    , 2025.
Interest Payment Dates
Interest on the notes will be payable on     and     of each year, beginning on    , 2026.
Ranking
The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt. The notes will be effectively subordinated to all of our existing and future secured obligations and to all existing and future liabilities of our subsidiaries. Some of our outstanding debt securities that were issued in the Mexican and international markets are guaranteed by our subsidiary Radiomóvil Dipsa, S.A. de C.V. (“Telcel”). Accordingly, the holders of those outstanding debt securities will have priority over the holders of the notes with respect to claims to the assets of Telcel. In addition, certain securities we have issued in the Mexican and international markets provide for a covenant and events of default relating to Telcel (specifically, relating to our continued control of Telcel and to defaults or insolvency events involving Telcel) that are not included in the notes offered hereby. The notes do not restrict our ability or the ability of our subsidiaries to incur additional indebtedness in the future.
As of December 31, 2024 we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated indebtedness of approximately Ps.401.5 billion (U.S.$19.8 billion), excluding guarantees of our subsidiaries’ indebtedness. As of December 31, 2024, our subsidiaries had indebtedness (excluding guarantees of indebtedness of us and our other subsidiaries) of approximately Ps.166.0 billion (U.S.$8.2 billion).
As of March 31, 2025, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated indebtedness of approximately Ps.404.3 billion (U.S.$19.9 billion) excluding guarantees of our subsidiaries’ indebtedness. As of March 31, 2025, our subsid iaries had indebtedness (excluding guarantees of indebtedness of us and our other subsidiaries) of approximately Ps.183.9 billion (U.S.$9.1 billion).
Use of Proceeds
We intend to use the net proceeds from the sale of the notes for general corporate purposes including repayment of outstanding indebtedness. See “Use of Proceeds” in this prospectus supplement.
Further Issuances
We may, from time to time without the consent of holders of the notes, issue additional notes on the same terms and conditions as the notes (except for issue date, issue price and the date from which interest will accrue and, if applicable, the date on which interest will first be paid), which additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the notes.
Payment of Additional Interest
If you are not a resident of Mexico for tax purposes, payments of interest on the notes to you will generally be subject to Mexican withholding tax at a rate of 4.9%. See “Taxation—Mexican Tax Considerations” in the accompanying prospectus. We will pay additional interest in respect of those payments of interest so that the amount you receive after Mexican withholding tax is paid equals the amount that you would have received if no such Mexican withholding tax had been applicable, subject to some exceptions as described under “Description of Notes—Payment of Additional Interest” in this prospectus supplement and “Description of Debt Securities—Payment of Additional Interest” in the accompanying prospectus.
Optional Redemption
Prior to    , 2032 (the date that is    months prior to the stated maturity of the notes, the “par call date”), we may, at our option, redeem the notes, in whole at any time or in part from time to time, by paying a redemption price equal to the greater of the principal amount of the notes to be redeemed and a “make-whole” amount, plus accrued and unpaid interest and any additional interest thereon to, but not including, the redemption date. On or after the par call date, we may, at our option, redeem the outstanding notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest thereon to, but not including, the redemption date.
See “Description of Notes—Optional Redemption” in this prospectus supplement and “Description of Debt Securities—Optional Redemption” in the accompanying prospectus.
Tax Redemption
If, due to changes in Mexican laws relating to Mexican withholding taxes, we are obligated to pay additional interest on the notes in excess of the additional interest attributable to a Mexican withholding tax rate of 4.9%, we may redeem the outstanding notes, in whole but not in part, at any time, at a price equal to 100% of their principal amount plus accrued and unpaid interest thereon to the redemption date.
Listing
We will apply to list the notes on the NYSE. However, we will not be required to maintain such listing.
CUSIP
The CUSIP for the notes is    .
ISIN
The ISIN for the notes is    .
Form and Denominations
The notes will be issued only in registered form without coupons and in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.
Except in limited circumstances, the notes will be issued in the form of global notes. See “Form of Debt Securities, Clearing and Settlement” in the accompanying prospectus.
Trustee, Registrar and Transfer Agent
Citibank, N.A.
Paying Agent
Citibank, N.A., London Branch.
Governing Law
The base indenture, the supplemental indenture relating to the notes and the notes will be governed by the laws of the State of New York.
Taxation
See “Taxation” in the accompanying prospectus for a summary of certain Mexican federal and U.S. federal income tax considerations.
Risk Factors
Before making an investment decision, prospective purchasers of the notes should consider carefully all of the information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including, in particular, the information under “Risk Factors” in this prospectus supplement and the accompanying prospectus and under “Part III—Risk Factors” in our 2024 Form 20-F (as defined herein), incorporated by reference herein.

PRESENTATION OF FINANCIAL INFORMATION
This prospectus supplement incorporates by reference our audited consolidated financial statements as of December 31, 2023 and 2024 and for the years ended December 31, 2022, 2023 and 2024, which are included in our 2024 Form 20-F. It also incorporates by reference certain unaudited interim condensed consolidated financial information as of March 31, 2025 and for the three months ended March 31, 2024 and 2025, which is included in our Q1 2025 Form 6-K (as defined below). See “Incorporation of Certain Information by Reference” in this prospectus supplement.
Our audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (Accounting Standards) (“IFRS Accounting Standards”) as issued by the International Accounting Standards Board (“IASB”). Our audited consolidated financial statements and our unaudited interim condensed consolidated financial information are presented in Mexican pesos. The financial statements of our non-Mexican subsidiaries have been translated to Mexican pesos. Note 2(a)(iii) to our audited consolidated financial statements describes how we translate the financial statements of our non-Mexican subsidiaries.
References herein to “Mexican pesos” or “Ps.” are to the lawful currency of Mexico. References herein to “U.S. dollars” or “U.S.$” are to the lawful currency of the United States.
This prospectus supplement contains translations of various Mexican peso amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations by us that the Mexican peso amounts actually represent the U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Unless otherwise indicated, we have translated U.S. dollar amounts from Mexican pesos at the exchange rate of Ps. 20.3182 to U.S.$1.00, which was the rate reported by Banco de México for settlement of obligations in foreign currencies due on March 29, 2025, as published in the Mexican Official Gazette of the Federation (Diario Oficial de la Federación) on March 28, 2025 (the “Applicable Exchange Rate”).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
This prospectus supplement incorporates important information about us that is not included in or delivered with this prospectus supplement. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:
•	our annual report on Form 20-F for the year ended December 31, 2024, filed with the SEC on May 14, 2025 (SEC File No. 001-16269) (our “2024 Form 20-F”);
•
our report on Form 6-K, furnished to the SEC on May 29, 2025 (SEC File No. 001-16269), containing certain unaudited interim condensed consolidated financial information and a discussion regarding recent developments in our business and our results of operations, in each case, as of March 31, 2025 and for the three months ended March 31, 2024 and 2025 (our “Q1 2025 Form 6-K”);

•
any future annual reports on Form 20-F that we file with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and prior to the termination of the offering of the notes; and

•
any future reports on Form 6-K that we file with, or furnish to, the SEC after the date of this prospectus supplement and prior to the termination of the offering of the notes offered by this prospectus supplement that are identified in such reports as being incorporated by reference in our Registration Statement on Form F-3ASR (SEC File No. 333-287731).

Any statement contained in any of the foregoing documents shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You may request a copy of any and all of the information that has been incorporated by reference in this prospectus supplement and that has not been delivered with this prospectus supplement, at no cost, by writing or telephoning us at Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Ampliación Granada, Alcaldía Miguel Hidalgo, 11529, Mexico City, Mexico, Attention: Investor Relations, telephone +52-55-2581-3700.
We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Any filings we make electronically will be available to the public over the internet at the SEC’s web site at www.sec.gov.

RISK FACTORS
You should refer to the risk factors discussed under “Risk Factors” in the accompanying prospectus and “Part III—Risk Factors” in our 2024 Form 20-F, incorporated by reference in this prospectus supplement.

USE OF PROCEEDS
The net proceeds from the sale of the notes, after payment of the underwriting discounts and transaction expenses, are expected to be approximately U.S.$   million. We intend to use the net proceeds from the sale of the notes for general corporate purposes including repayment of outstanding indebtedness.

CAPITALIZATION
The following table sets forth our consolidated capitalization as of March 31, 2025 and as adjusted to reflect the issuance and sale of the notes offered hereby, but not the application of the net proceeds therefrom.
U.S. dollar amounts in the table are presented solely for your convenience using the Applicable Exchange Rate.

	As of March 31, 2025
	Actual		As Adjusted
	(millions of Mexican pesos)	(millions of U.S. dollars)	(millions of Mexican pesos)	(millions of U.S. dollars)
	(unaudited)
SENIOR NOTES

DENOMINATED IN U.S. DOLLARS (Company Notes)
América Móvil 3.625% Senior Notes due 2029	Ps. 20,318	U.S.$ 1,000
América Móvil 2.875% Senior Notes due 2030	20,318	1,000
América Móvil 4.700% Senior Notes due 2032	15,239	750
América Móvil 6.375% Senior Notes due 2035	19,939	981
América Móvil 6.125% Senior Notes due 2037	7,502	369
América Móvil 6.125% Senior Notes due 2040	40,545	1,996
América Móvil 4.375% Senior Notes due 2042	23,366	1,150
América Móvil 4.375% Senior Notes due 2049	25,398	1,250
América Móvil % Senior Notes due 2033 offered hereby	—	—
DENOMINATED IN U.S. DOLLARS (Subsidiary Notes)
VTR Comunicaciones 5.125% Senior Notes due 2028	4,153	204
VTR Finance 6.375% Senior Notes due 2028	4,688	231
VTR Comunicaciones 4.375% Senior Notes due 2029	2,408	119
Total	Ps. 183,873	U.S.$ 9,050
DENOMINATED IN MEXICAN PESOS
Commercial Paper 9.160% - 11.010% due 2025	Ps. 6,534	U.S.$ 322
América Móvil TIIE + 0.050% Domestic Senior Notes due 2025	3,000	148
América Móvil TIIE + 0.300% Domestic Senior Notes due 2025	409	20
América Móvil 9.350% Domestic Senior Notes due 2028	11,016	542
América Móvil 10.125% Senior Notes due 2029	17,500	861
América Móvil 9.500% Senior Notes due 2031	17,000	837
América Móvil 9.520% Domestic Senior Notes due 2032	14,679	722
América Móvil 10.300% Senior Notes due 2034	20,000	984
América Móvil 8.460% Senior Notes due 2036	7,872	387
Telmex 8.360% Domestic Senior Notes due 2037	4,996	246
América Móvil 4.840% Domestic Senior Notes due 2037	11,170	550
Total	Ps. 114,177	U.S.$ 5,619
DENOMINATED IN EURO
Commercial Paper 2.650% - 3.150% due 2025	31,338	1,542
Telekom Austria 1.500% Senior Notes due 2026	16,482	811
América Móvil 0.750% Senior Notes due 2027	16,610	818
América Móvil 2.125% Senior Notes due 2028	13,107	645
EuroTeleSites 5.250% Senior Notes due 2028	10,988	541
EuroTeleSites Euribor 3M + 1.050% Senior Notes due 2028	3.956	195
Total	Ps. 92,481	U.S.$ 4,552

	As of March 31, 2025
	Actual		As Adjusted
	(millions of Mexican pesos)	(millions of U.S. dollars)	(millions of Mexican pesos)	(millions of U.S. dollars)
	(unaudited)
DENOMINATED IN BRAZILIAN REAIS
Claro Brasil CDI + 1.370% Domestic Senior Notes due 2025	5,308	261
Claro Brasil CDI + 1.350% Domestic Senior Notes due 2026	5,308	261
Claro Brasil CDI + 1.200% Domestic Senior Notes due 2027	10,615	522
Claro Brasil CDI + 0.550% Domestic Senior Notes due 2028	5,308	261
Claro Brasil IPCA + 5.769% Domestic Senior Notes due 2029	8,846	435
Total	Ps. 35,384	U.S.$ 1,741
DENOMINATED IN POUND STERLING
América Móvil 5.000% Senior Notes due 2026	13,124	646
América Móvil 5.750% Senior Notes due 2030	17,061	840
América Móvil 4.948% Senior Notes due 2033	7,874	388
América Móvil 4.375% Senior Notes due 2041	19,685	969
Total	Ps. 57,744	U.S.$ 2,842
DENOMINATED IN JAPANESE YEN
América Móvil 2.950% Senior Notes due 2039	1,761	87
Total	1,761	87
DENOMINATED IN CHILEAN PESOS
América Móvil 4.000% Senior Notes due 2035	4,146	204
Total	Ps. 4,146	204
BANK DEBT AND OTHER
DENOMINATED IN EUROS	6,373	314
DENOMINATED IN MEXICAN PESOS	17,580	865
DENOMINATED IN US DOLLARS	21,131	1,040
DENOMINATED IN PERUVIAN SOLES	25,471	1,254
DENOMINATED IN COLUMBIAN PESOS	19,385	954
DENOMINATED IN CHILEAN PESOS	8,327	410
DENOMINATED IN DOMINICAN PESOS	403	20
Total	Ps. 98,671	U.S.$ 4,856
Total Debt	Ps. 588,237	U.S.$ 28,951
Less short-term debt and current portion of long-term debt	Ps. 122,974	U.S.$ 6,052
Total Long-term Debt	Ps. 465,263	U.S.$ 22,899
Equity:
Capital stock	Ps. 95,356	U.S.$ 4,693
Total retained earnings	500,717	24,644
Other comprehensive income (loss) items	(217,349)	(10,697)
Non-controlling interest	66,072	3,252
Total Equity	Ps. 444,796	U.S.$ 21,892
Total Capitalization (total long-term debt plus total equity)	Ps. 910,059	U.S.$ 44,791

As of March 31, 2025, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated indebtedness of approximately Ps. 404.3 billion (U.S.$ 19.9 billion) excluding guarantees of our subsidiaries’ indebtedness. As of March 31, 2025, our subsidiaries had indebtedness (excluding guarantees of indebtedness of us and our other subsidiaries) of approximately Ps. 183.9 billion (U.S.$ 9.1 billion).

DESCRIPTION OF NOTES
The following description of the specific terms and conditions of the notes supplements the description of the general terms and conditions set forth under “Description of Debt Securities” in the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making an investment in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms and conditions of the notes described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.
In this section of this prospectus supplement, references to “we,” “us” and “our” are to América Móvil, S.A.B. de C.V. only and not to our subsidiaries or affiliates. References to “holders” mean those who have notes registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through DTC, or in notes registered in street name. Owners of beneficial interests in the notes should refer to “Form of Debt Securities, Clearing and Settlement—Global Securities” in the accompanying prospectus.
General
Base Indenture and Supplemental Indenture
The notes will be issued under a base indenture, dated as of October 1, 2018, and supplemental indentures relating to the notes. References to the “indenture” are to the base indenture as supplemented by the supplemental indenture relating to the notes. The indenture is an agreement among us, Citibank, N.A., as trustee, registrar and transfer agent, and Citibank N.A., London Branch, as paying agent.
Principal and Interest
The aggregate principal amount of the notes offered hereby will be U.S.$   . The notes will mature on    , 2033. The notes will bear interest at a rate of   % per year from    , 2025.
Interest on the notes will be payable on     and     of each year, beginning on    , 2026, to the holders in whose names the notes are registered at the close of business on the     or     immediately preceding the related interest payment date (whether or not a business day).
We will pay interest on the notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. Interest on the notes will be computed at a fixed rate on the basis of a 360-day year of twelve 30-day months.
“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (a) not a day on which banking institutions in New York City, London or Mexico City generally are authorized or obligated by law, regulation or executive order to close and (b) a day on which banks and financial institutions in Mexico are open for business with the general public.
If any payment is due on the notes on a day that is not a business day, we will make the payment on the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original payment date. Postponement of this kind will not result in a default under the notes or the indenture, and no interest will accrue on the postponed amount from the original payment date to the next business day.
Currency of Payment
All payments of principal of and premium, if any, and interest on the notes will be made in U.S. dollars.
Stated Maturity and Maturity
The day on which the principal amount of the notes is scheduled to become due is called the “stated maturity” of the principal of the notes. On the stated maturity of the principal for the notes, the full principal amount of the notes will become due and payable. The principal may become due before the stated maturity by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.
Form and Denominations
The notes will be issued only in registered form without coupons and in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.
Except in limited circumstances, the notes will be issued in the form of global notes. See “Form of Debt Securities, Clearing and Settlement” in the accompanying prospectus.
Further Issues
We reserve the right, from time to time without the consent of holders of the notes, to issue additional notes on terms and conditions identical to those of the notes (except for issue date, issue price and the date from which interest will accrue and, if applicable, the date on which interest will first be paid), which additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the notes.
Payment of Additional Interest
We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to holders of the notes who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations” in the accompanying prospectus.
Subject to the limitations and exceptions described in “Description of Debt Securities—Payment of Additional Interest” in the accompanying prospectus, we will pay to holders of the notes all additional interest that may be necessary so that every net payment of interest or principal or premium, if any, to the holder will not be less than the amount provided for in the notes. By net payment, we mean the amount that we or our paying agent will pay the holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed or levied with respect to that payment by a Mexican taxing authority.
Any references in this prospectus supplement to principal, premium, if any, interest or any other amount payable in respect of the notes by us will be deemed also to refer to any additional interest that may be payable in accordance with the provisions described under “Description of Debt Securities—Payment of Additional Interest” in the accompanying prospectus.
Optional Redemption
We will not be permitted to redeem the notes at our option before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay the notes. In addition, holders will not be entitled to require us to repurchase their notes from them before the stated maturity.
Optional Redemption With “Make-Whole” Amount or at Par
Prior to    , 2032 (the date that is    months prior to the stated maturity of the notes) (the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus    basis points less (b) interest accrued to the redemption date, and

(2)	100% of the principal amount of the notes to be redeemed,
plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m. (New York City time) (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m. (New York City time) on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m. (New York City time). In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m. (New York City time) of such United States Treasury security, and rounded to three decimal places.
General Provisions
We will be responsible for calculating the redemption price. Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The trustee shall have no duty to calculate the redemption price nor shall it have any duty to review or verify our calculations of the redemption price.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.
In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair and otherwise in compliance with the applicable policies and procedures of the depositary. No notes of a principal amount of U.S.$200,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
Tax Redemption
We will have the right to redeem the notes upon the occurrence of certain changes in the tax laws of Mexico as a result of which we become obligated to pay additional interest on the notes in respect of withholding taxes at a rate in excess of 4.9%, in which case we may redeem the outstanding notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date. See “Description of Debt Securities—Optional Redemption—Redemption for Taxation Reasons” in the accompanying prospectus.
Covenants
Holders of the notes will benefit from certain covenants contained in the indenture that affect our ability to incur liens to secure debt, enter into sale and leaseback transactions, merge or consolidate with other entities and take other specified actions, as well as requiring us to provide certain reports or information to holders of notes. See “Description of Debt Securities—Covenants” and “Description of Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus.
Notices
As long as the notes are in global form, notices to be given to holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. If we issue notes in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed.
Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

TAX CONSIDERATIONS
For a discussion of certain Mexican federal and U.S. federal income tax considerations that may be relevant to you if you invest in the notes, see “Taxation” in the accompanying prospectus.

UNDERWRITING
Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, severally and not jointly, the principal amounts of notes set forth below.

Underwriter	Principal Amount of Notes
BBVA Securities Inc.	U.S.$
Goldman Sachs & Co. LLC	U.S.$
Morgan Stanley & Co. LLC.	U.S.$
HSBC Securities (USA) Inc.	U.S.$
Scotia Capital (USA) Inc.	U.S.$
Total	U.S.$

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and to other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriting agreement provides that the underwriters are obligated to purchase all of the notes, if any are purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The underwriters propose to offer the notes at the price to public set forth on the cover page of this prospectus supplement. The underwriters may also offer the notes to securities dealers at that price less a customary selling concession. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms. The underwriters may offer and sell the notes through certain of their affiliates.
We estimate that our out-of-pocket expenses for this offering will be approximately U.S.$     .
The notes are a new issue of securities with no established trading market. We will apply to list the notes on the NYSE. However, we will not be required to maintain such listing.
The underwriters intend to make a secondary market for the notes. The underwriters are not, however, obligated to do so and may discontinue making a secondary market for the notes at any time without notice. We can provide no assurance concerning the liquidity of, or the development or continuation of trading markets for, the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.
We have agreed to indemnify the underwriters against liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments which the underwriters may be required to make in that respect.
Stabilization and Short Positions
In connection with the offering of the notes, the underwriters may, subject to applicable law, engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.
Selling Restrictions
The notes are offered for sale only in those jurisdictions where it is lawful to make such offers.
European Economic Area
Prohibition of Sales to EEA Retail Investors – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
United Kingdom
Prohibition of Sales to UK Retail Investors – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
In the UK, this prospectus supplement and any other material in relation to the notes described herein are being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in the UK Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “relevant persons.” In the UK, the notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the UK. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement or its contents.
Hong Kong
This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The notes will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to securities which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Japan
The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Laws of Japan (as amended, the “FIEL”). Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore
This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA), pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person (defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;
(ii)	where no consideration is or will be given for the transfer;
(iii)	where the transfer is by operation of law;
(iv)	as specified in Section 276(7) of the SFA; or
(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.
Notification under section 309B of the SFA: We have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Mexico
The notes have not been and will not be registered with the Registro Nacional de Valores (Mexican National Securities Registry) maintained by the CNBV and, therefore, the notes may not be publicly offered or sold in Mexico. The notes may be only offered in Mexico to investors that satisfy the requirements to be considered institutional or qualified investors under Mexican law, pursuant to the private placement exemption set forth in Article 8 of the Securities Market Law.
Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, directly or indirectly, in, into or from Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus supplement nor any other offering or marketing material relating to the offering nor the notes have been or will be filed with or approved by any Swiss regulatory authority. The notes are not subject to the supervision by any Swiss regulatory authority (e.g., the Swiss Financial Markets Supervisory Authority FINMA), and investors in the notes will not benefit from protection or supervision by any such authority.
Peru
The notes and the information contained in this prospectus supplement are not being publicly marketed or offered in Peru and will not be distributed or caused to be distributed to the general public in Peru. Peruvian securities laws and regulations on public offerings will not be applicable to the offering of the notes and therefore, the disclosure obligations set forth therein will not be applicable to us or the sellers of the notes before or after their acquisition by prospective investors. The notes and the information contained in this prospectus supplement have not been and will not be reviewed, confirmed, approved or in any way submitted to the Superintendencia del Mercado de Valores (Peruvian capital market regulator, the “SMV”) nor have they been registered with the SMV’s Registro Público del Mercado de Valores (the Securities Market Public Registry). Accordingly, the notes cannot be offered or sold within Peruvian territory except to the extent any such offering or sale qualifies as a private offering under Peruvian law and regulations and complies with the provisions on private offerings set forth therein.
Chile
The notes being offered will not be registered under the Securities Market Law (Ley del Mercado de Valores) in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) of the Chilean Financial Markets Commission (Comisión para el Mercado Financiero, or the “CMF”) and, therefore, the notes are not subject to the supervision of the CMF. As the notes are unregistered securities in Chile, we are not required to disclose public information about the notes in Chile. Accordingly, the notes cannot and will not be publicly offered to persons in Chile unless they are registered in the corresponding Securities Registry. The notes may only be offered in Chile in circumstances that do not constitute a public offering under Chilean law or in compliance with General Rule (Norma de Carácter General) No. 336 of the CMF, dated June 27, 2012 (“CMF Rule 336”). Pursuant to the Securities Market Law, a public offering of securities is an offering that is addressed to the general public or to certain specific categories or groups thereof. Considering that the definition of public offering is quite broad, even an offering addressed to a small group of investors may be considered to be addressed to a certain specific category or group of the public and therefore be considered public under applicable law. However, pursuant to Rule 336, the notes may be privately offered in Chile to certain “qualified investors” (Inversionistas Calificados) identified as such therein (which in turn are further described in General Rule No. 216 of the CMF, dated June 12, 2008).
CMF Rule 336 requires the following information to be provided to prospective investors in Chile:
1.	Date of commencement of the offer: June 16, 2025. The offer of the notes is subject to CMF Rule 336;
2.
The subject matter of this offer are securities not registered with the Securities Registry of the CMF, nor with the Foreign Securities Registry of the CMF, due to the notes not being subject to the oversight of the CMF;

3.	Since the notes are not registered in Chile there is no obligation by the issuer to make publicly available information about the notes in Chile; and
4.	The notes shall not be subject to public offering in Chile unless registered with the corresponding Securities Registry of the CMF.
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment hereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
T+   Settlement
We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the    U.S. business day following the date hereof (this settlement cycle being referred to as “T+   ”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is one business day prior to the date of the delivery of the notes hereunder may be required, by virtue of the fact that the notes initially will settle in T+  , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.
Other Matters
The underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory and other transactions and matters in the ordinary course of business with us and our affiliates. They have received customary fees and commissions for these transactions. Some of the underwriters, or their affiliates, are lenders to us under credit facilities. To the extent we use the proceeds from this offering to repay some or all of the amounts outstanding under such facilities, such underwriters or their affiliates, may receive a portion of the proceeds from this offering.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of our company or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may, at any time, hold or recommend to clients that they acquire, long or short positions in such securities and instruments.

VALIDITY OF NOTES
The validity of the notes offered and sold in this offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our United States counsel, and for the underwriters by Simpson Thacher & Bartlett LLP, United States counsel to the underwriters. Certain matters of Mexican law relating to the notes will be passed upon for us by Bufete Robles Miaja, S.C., our Mexican counsel, and for the underwriters by Ritch, Mueller y Nicolau S.C., Mexican counsel to the underwriters.
EXPERTS
The consolidated financial statements of América Móvil, S.A.B. de C.V. and its subsidiaries appearing in our Annual Report on Form 20-F for the year ended December 31, 2024, and the effectiveness of América Móvil’s internal control over financial reporting as of December 31, 2024 (excluding the internal control over financial reporting of Claro Chile, SpA), have been audited by MANCERA, S.C., a member of Ernst & Young Global Limited, and an independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of América Móvil’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Claro Chile, SpA from the scope of such firm’s audit of internal control over financial reporting, and which conclude, among other things, that América Móvil did not maintain effective internal control over financial reporting as of December 31, 2024, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission “(2013 framework)”, because of the effects of the material weaknesses described therein, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

AMÉRICA MÓVIL, S.A.B. DE C.V.

DEBT SECURITIES

WARRANTS
We may from time to time offer debt securities or warrants to purchase debt securities. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. Securities offered hereby may also be sold by one or more selling holders to be identified in the applicable supplement to this prospectus and their respective transferees, distributes, pledgees, assignees or other successors from time to time. When we or such selling holders offer or sell securities, the specific terms of the securities, the offering price and the specific manner in which they may be offered, will be described in supplements to this prospectus.
We may offer and sell and any selling holder may sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution for that offering or sale. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.
To the extent that any selling holder sells any securities, such selling holder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling holder and the terms of the securities being sold.
Investment in the securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus and the “Risk Factors” section in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase our securities.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
THIS PROSPECTUS IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE COMISIÓN NACIONAL BANCARIA Y DE VALORES (THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION, OR “CNBV”). THE TERMS AND CONDITIONS OF ANY OFFER OF SECURITIES WILL BE NOTIFIED TO THE CNBV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE SECURITIES OR OUR SOLVENCY. THE SECURITIES MAY NOT BE OFFERED OR SOLD IN MEXICO, ABSENT AN AVAILABLE EXCEPTION UNDER THE LEY DEL MERCADO DE VALORES (MEXICAN SECURITIES MARKET LAW). IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN CITIZEN WHO MAY ACQUIRE DEBT SECURITIES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US.
June 2, 2025

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized any person to provide you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we nor any selling holder is making an offer of these securities in any state or jurisdiction where the offer is not permitted.
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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this process, América Móvil, S.A.B. de C.V. may from time to time offer and sell debt securities or warrants to purchase debt securities in one or more offerings. Securities offered hereby may also be sold by one or more selling holders to be identified in the applicable supplement to this prospectus and their respective transferees, distributes, pledgees, assignees or other successors from time to time.
As used in this prospectus, “América Móvil,” “we,” “our” and “us” refer to América Móvil, S.A.B. de C.V. and its consolidated subsidiaries, unless the context otherwise requires or unless otherwise specified.
This prospectus only provides a general description of the securities that we may offer or sell. Each time we offer or distribute securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities, including, as applicable, the identity of any selling holder that may sell securities offered or distributed hereunder. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement, which includes this prospectus, that we filed with the SEC also includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any accompanying prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS
Some of the information contained or incorporated by reference in this prospectus may constitute “forward- looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Although we have based these forward-looking statements on our expectations and projections about future events, it is possible that actual events may differ materially from our expectations. In many cases we include, together with the forward-looking statements themselves, a discussion of factors that may cause actual events to differ from our forward-looking statements. Examples of forward-looking statements include the following:
•	projections of our commercial, operating or financial performance, our financing, our capital structure or our other financial items or ratios;
•	statements of our plans, objectives or goals, including those relating to acquisitions, competition and rates;
•	statements concerning regulation or regulatory developments;
•	the impact of public health crises;
•	statements about our future economic performance or that of Mexico or other countries in which we operate;
•	statements about competitive developments in the telecommunications sector;
•	other descriptions of factors and trends affecting the telecommunications industry generally and our financial condition in particular; and
•	statements of assumptions underlying the foregoing statements.
We use words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “predict,” “forecast,” “guideline,” “should” and other similar expressions to identify forward-looking statements, but they are not the only way we identify such statements.
Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. Some of these factors are discussed under “Risk Factors” in our most recent annual report on 20-F, which is incorporated in this prospectus by reference, as well as in any reports on Form 6-K that may be incorporated by reference in this prospectus or a prospectus supplement. They include economic and political conditions and government policies in the countries in which we operate, inflation rates, exchange rates, regulatory developments, technological improvements, the impact of public health crises, customer demand and competition. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements. You should evaluate any statements made by us in light of these important factors.
Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

AMERICA MOVIL
América Móvil provides telecommunications services in 23 countries. We are a leading telecommunications service provider in Latin America. Our largest operations are in Mexico and Brazil, and we also have operations in 16 other countries in the Americas and seven countries in Central and Eastern Europe. As of December 31, 2024, we had approximately 322.6 million wireless subscribers and 77.9 million fixed revenue generating units.
América Móvil, S.A.B. de C.V. is a sociedad anónima bursátil de capital variable organized under the laws of Mexico with its principal executive offices at Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Ampliación Granada, Alcaldía Miguel Hidalgo, 11529, Mexico City, Mexico. Our telephone number at this location is (5255) 2581-4449.

RISK FACTORS
We have set forth risk factors in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus. We have also set forth below certain additional risk factors that relate specifically to securities we may offer using this prospectus. We may include further risk factors in more recent reports on Form 6-K incorporated by reference in this prospectus or in a prospectus supplement. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.
Risks Relating to Debt Securities
There may not be a liquid trading market
If an active market for our debt securities does not develop, the price of our debt securities and the ability of a holder of debt securities to find a ready buyer will be adversely affected. We cannot assure you as to the liquidity of any trading market for our debt securities.
Creditors of our subsidiaries will have priority over the holders of our debt securities in claims to assets of our subsidiaries
Our debt securities will be obligations of América Móvil and not any of our subsidiaries. We conduct substantially all of our business and hold substantially all of our assets through our subsidiaries. Claims of creditors of our subsidiaries, including trade creditors and bank and other lenders, will have priority over the holders of our debt securities in claims to assets of our subsidiaries. Our ability to meet our obligations, including under our debt securities, will depend, in significant part, on our receipt of cash dividends, advances and other payments from our subsidiaries.
Some of the public securities issued by América Móvil in international and Mexican capital markets are guaranteed by Radiomóvil Dipsa, S.A. de C.V. (“Telcel”), a wholly-owned subsidiary. As of December 31, 2024, the aggregate principal amount of debt guaranteed by Telcel was Ps.104.0 billion. The guarantees provide that, in case of the failure of América Móvil to punctually make payment of any principal, premium, interest, additional amounts or any other amounts that may become payable by América Móvil in respect of the notes, Telcel agrees to immediately pay the amount that is due and required to be paid.
Judgments of Mexican courts enforcing our obligations under the debt securities would be payable only in Mexican pesos
If proceedings were brought in Mexico seeking to enforce in Mexico our obligations in respect of debt securities, we would be required to discharge our obligations in Mexico in Mexican pesos. Under the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), an obligation denominated in a currency other than Mexican pesos that is payable in Mexico may be satisfied in Mexican pesos at the rate of exchange in effect on the date of payment. This rate is currently determined by Banco de México and published in the Official Gazette of Mexico (Diario Oficial de la Federación). As a result, the amount paid by us in Mexican pesos to holders of debt securities may not be readily convertible into the amount of U.S. dollars or other currency that we are obligated to pay under the applicable indenture. In addition, our obligation to indemnify these holders against exchange losses may be unenforceable in Mexico.
Our obligations under the debt securities would be converted in the event of bankruptcy
Under Mexico’s Law on Commercial Reorganization (Ley de Concursos Mercantiles), if we were declared bankrupt or in bankruptcy reorganization (concurso mercantil), our obligations under our debt securities:
•	would be converted into Mexican pesos and then from Mexican pesos into inflation-adjusted units, called Unidades de Inversión;
•	would be satisfied at the time claims of all our creditors are satisfied;
•	would be subject to the outcome of, and priorities recognized in, the relevant proceedings;
•	would cease to accrue interest; and
•	would not be adjusted to take into account any depreciation of the Mexican peso against the U.S. dollar or other currency occurring after such declaration.

USE OF PROCEEDS
Unless otherwise disclosed in a prospectus supplement with respect to a particular offering of securities, we intend to use the net proceeds from the sale of the securities for general corporate purposes.
Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from securities sold by a selling holder.

DESCRIPTION OF DEBT SECURITIES
Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued under a base indenture, dated as of October 1, 2018 (the “base indenture”), and supplemental indentures relating to particular series of debt securities (collectively, the “indenture”). The indenture is an agreement among us, Citibank, N.A., as trustee, registrar and transfer agent, and Citibank, N.A., London Branch, as paying agent, and any other applicable party thereto.
Some of our outstanding debt securities that were issued in the Mexican and international markets are guaranteed by Telcel. In addition, some securities we have issued in the Mexican and international markets provide for a covenant and events of default relating to Telcel (specifically, relating to our continued control of Telcel and to defaults or insolvency events involving Telcel) that are not included in our debt securities offered by this prospectus.
This section summarizes the material terms that are common to all series of debt securities issued by América Móvil under the indenture, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series. We will describe the particular terms of each series of debt securities offered in a supplement to this prospectus.
Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, we describe the meanings for only the more important terms that have been given special meanings in the indenture. We also include references in parentheses to some sections of the base indenture.
The indenture and the documents relating to each series of debt securities will together contain the full legal text of the matters summarized in this section. We have incorporated by reference the base indenture as exhibit 4.1 to the registration statement of which this prospectus forms a part. We will file a copy of the supplemental indenture relating to each series of debt securities with the SEC. Upon request, we will provide you with a copy of the indenture and supplemental indentures. See “Where You Can Find More Information” for information concerning how to obtain a copy.
In this section, references to “we,” “us” and “our” are to América Móvil, S.A.B. de C.V. only and not to our subsidiaries or affiliates. References to “holders” mean those who have debt securities registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities issued in book-entry form through The Depository Trust Company or in debt securities registered in street name. Owners of beneficial interests in debt securities should refer to “Form of Debt Securities, Clearing and Settlement.”
The debt securities will be issued in one or more series. The following discussion of provisions of the debt securities, including, among others, the discussion of provisions described under “—Optional Redemption,” “—Defaults, Remedies and Waiver of Defaults,” “—Modification and Waiver” and “—Defeasance,” applies separately to each individual series of debt securities.
General
Trustee
The trustee has the following two main roles:
•
First, the trustee can enforce the rights of holders against us if we default in respect of the debt securities. There are some limitations on the extent to which the trustee acts on behalf of holders, which we describe under “—Defaults, Remedies and Waiver of Defaults.”

•	Second, the trustee performs administrative duties for us, such as making interest payments and sending notices to holders of debt securities.
Ranking of the Debt Securities
We are a holding company and our principal assets are shares that we hold in our subsidiaries. Our debt securities will not be secured by any of our assets or properties. As a result, by owning the debt securities, holders will be one of our unsecured creditors. The debt securities will not be subordinated to any of our other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against us, the debt securities would rank equally in right of payment with all our other unsecured and unsubordinated debt.
Our debt securities will not be guaranteed by any of our subsidiaries. Claims of creditors of our subsidiaries, including trade creditors and bank and other lenders, will have priority over the holders of the debt securities in claims to assets of our subsidiaries. Some of our outstanding debt securities that were issued in the Mexican and international markets are guaranteed by Telcel. Accordingly, the holders of those outstanding debt securities will have priority over the holders of the debt securities with respect to claims to the assets of Telcel. In addition, some securities we have issued in the Mexican and international markets provide for a covenant and events of default relating to Telcel (specifically, relating to our continued control of Telcel and to defaults or insolvency events involving Telcel) that are not included in our debt securities offered by this prospectus.
Stated Maturity and Maturity
The day on which the principal amount of the debt securities is scheduled to become due is called the “stated maturity” of the principal. The principal may become due before the stated maturity by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.
We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the debt securities without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.
Form and Denominations
The debt securities will be issued only in registered form without coupons and in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. (Section 302)
Except in limited circumstances, the debt securities will be issued in the form of global debt securities. See “Form of Debt Securities, Clearing and Settlement.”
Further Issues
Unless otherwise specified in the applicable prospectus supplement, we reserve the right, from time to time without the consent of holders of the debt securities, to issue additional debt securities on terms and conditions identical to those of the debt securities (except for issue date, issue price and the date from which interest will accrue and, if applicable, the date on which interest will first be paid), which additional debt securities will increase the aggregate principal amount of, and will be consolidated and form a single series with, the debt securities. (Section 203)
Payment Provisions
Payments on the Debt Securities
We will pay interest on the debt securities on the interest payment dates stated in the applicable prospectus supplement and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment or, if none has been paid or made available for payment, from the issue date, to but excluding the relevant payment date.
For interest due on a debt security on an interest payment date, we will pay the interest to the holder in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date. For interest due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. For principal due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at the proper place of payment. (Section 306)

Unless otherwise specified in the applicable prospectus supplement, we will compute interest on debt securities bearing interest at a fixed rate on the basis of a 360-day year of twelve 30-day months. (Section 309)
The regular record dates relating to the interest payment dates for any debt security will be set forth in the applicable prospectus supplement.
Payments on Global Debt Securities. For debt securities issued in global form, we will make payments on the debt securities in accordance with the applicable procedures of the depositary as in effect from time to time. (Section 1002) Under those procedures, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in a global debt security. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.
Payments on Certificated Debt Securities. For debt securities issued in certificated form, we will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at the holder’s address shown on the trustee’s records as of the close of business on the regular record date, and we will make all other payments by check to the paying agent described below, against surrender of the debt security. All payments by check may be made in next-day funds, that is, funds that become available on the day after the check is cashed. If we issue debt securities in certificated form, holders of debt securities in certificated form will be able to receive payments of principal and interest on their debt securities at the office of our paying agent maintained in London. (Sections 202 and 306)
Payment When Offices Are Closed
If any payment is due on a debt security on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the debt securities or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day. (Section 114)
“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (a) not a day on which banking institutions in New York City, London or Mexico City generally are authorized or obligated by law, regulation or executive order to close and (b) a day on which banks and financial institutions in Mexico are open for business with the general public. (Section 101)
Paying Agents
If we issue debt securities in certificated form, we may appoint one or more financial institutions to act as our paying agents, at whose designated offices the debt securities may be surrendered for payment at their maturity. We may add, replace or terminate paying agents from time to time; provided that if any debt securities are issued in certificated form, so long as such debt securities are outstanding, we will maintain a paying agent in London. We may also choose to act as our own paying agent. Initially, we have appointed Citibank, N.A., London Branch, at its corporate trust office in London, as a paying agent. We must notify holders of changes in the paying agents as described under “—Notices.”
Unclaimed Payments
All money paid by us to the trustee or any paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any paying agent or anyone else. (Section 1003)
Payment of Additional Interest
We are required by Mexican law to withhold Mexican income taxes from payments of interest to holders of debt securities who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations.”
We will pay to holders of the debt securities all additional interest that may be necessary so that every net payment of interest or principal or premium to the holder will not be less than the amount provided for in the debt securities. By net payment, we mean the amount that we or our paying agent will pay the holder after withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed or levied with respect to that payment by a Mexican taxing authority.

Our obligation to pay additional interest is, however, subject to several important exceptions. We will not pay additional interest to or on behalf of any holder or beneficial owner, or to the trustee, for or on account of any of the following:
•
any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the holder and Mexico (other than the mere receipt of a payment or the ownership or holding of a debt security);

•
any taxes, duties, assessments or other governmental charges imposed solely because the holder or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Mexico of the holder or any beneficial owner of a debt security if compliance is required by law, regulation or by an applicable income tax treaty to which Mexico is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the holders at least 30 calendar days’ notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that holders will be required to provide such information and identification;

•
any taxes, duties, assessments or other governmental charges with respect to a debt security presented for payment more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holders of such debt security would have been entitled to such additional interest on presenting such debt security for payment on any date during such 15-day period;

•	any estate, inheritance, gift or other similar tax, assessment or other governmental charge imposed with respect to the debt securities;
•	any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on the debt securities;
•
any payment on a debt security to a holder that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional interest had the beneficiary, settlor, member or beneficial owner been the holder of such debt security; and

•	any combination of the items in the bullet points above. (Section 1009)
The limitations on our obligations to pay additional interest described in the second bullet point above will not apply if the provision of information, documentation or other evidence described in that bullet point would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a debt security, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, than comparable information or other reporting requirements imposed under U.S. tax law (including the United States/Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice. (Section 1009(a))
Applicable Mexican laws and regulations (including Article 166, Section II, subsection (a) of the Mexican Income Tax Law or any substantially similar successor provision, whether included in any law or regulation) currently allow us to withhold at a reduced rate, provided that we comply with certain information reporting requirements. Accordingly, the limitations on our obligations to pay additional interest described in the second bullet point above also will not apply unless (a) the provision of the information, documentation or other evidence described in that bullet point is expressly required by the applicable Mexican laws and regulations (including Article 166, Section II, subsection (a) of the Mexican Income Tax Law or any substantially similar successor provision, whether included in any law or regulation), (b) we cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican laws and regulations on our own through reasonable diligence and (c) we otherwise would meet the requirements for application of the applicable Mexican laws and regulations (including Article 166, Section II, subsection (a) of the Mexican Income Tax Law or any substantially similar successor provision, whether included in any law or regulation).

In addition, the limitation described in the second bullet point above does not require that any person, including any non-Mexican pension fund, retirement fund or financial institution, register with the Mexican Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.
We will remit the full amount of any Mexican taxes withheld to the applicable Mexican taxing authorities in accordance with applicable law. We will also provide the trustee with documentation satisfactory to the trustee evidencing the payment of Mexican taxes in respect of which we have paid any additional interest. We will provide copies of such documentation to the holders of the debt securities or the relevant paying agent upon request. (Section 1009(a))
In the event that additional interest actually paid with respect to the debt securities pursuant to the preceding paragraphs is based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto. (Section 1009(d))
Any reference in this prospectus, the base indenture, any applicable supplemental indenture or the debt securities to principal, premium, if any, interest or any other amount payable in respect of the debt securities by us will be deemed also to refer to any additional interest that may be payable with respect to that amount under the obligations referred to in this subsection. (Section 1009(e))
Optional Redemption
We will not be permitted to redeem the debt securities before their stated maturity, except as set forth below. The debt securities will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay the debt securities. In addition, holders will not be entitled to require us to repurchase their debt securities from them before the stated maturity. (Section 1101(a))
Optional Redemption
If so indicated in the applicable prospectus supplement, we will be entitled, at our option, to redeem some or all of the outstanding debt securities from time to time at the redemption price set forth in the applicable prospectus supplement. If the debt securities are redeemable only on or after a specified date or upon the satisfaction of additional conditions, the prospectus supplement will specify the date or describe the conditions.
In each case we will also pay holders accrued and unpaid interest, if any, through the redemption date. Debt securities will stop bearing interest on the redemption date, even if holders do not collect their money. (Sections 301,1101 and 1104)
Redemption for Taxation Reasons
If, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after the date on which the debt securities of any series are issued, we would be obligated, after taking such measures as we may consider reasonable to avoid this requirement, to pay additional interest in excess of the additional interest attributable to a Mexican withholding tax rate of 4.9% with respect to the debt securities of that series (see “—Payment of Additional Interest” and “Taxation—Mexican Tax Considerations”), then, at our option, all, but not less than all, of the debt securities of that series may be redeemed at any time on giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount of the debt securities being redeemed, plus accrued and unpaid interest, any premium applicable in the case of a redemption prior to maturity and any additional interest due thereon up to but not including the date of redemption; provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay such additional interest if a payment on the debt securities of that series were then due and (2) at the time such notice of redemption is given such obligation to pay such additional interest remains in effect. (Section 1101(c))

Prior to the publication of any notice of redemption for taxation reasons, we will deliver to the trustee:
•
a certificate signed by one of our duly authorized representatives stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right of redemption for taxation reasons have occurred; and

•
an opinion of Mexican legal counsel (which may be our counsel) of recognized standing to the effect that we have or will become obligated to pay such additional interest as a result of such change or amendment. (Section 1101(d))

This notice, after it is delivered to the holders, will be irrevocable. (Section 1102)
Covenants
The following covenants will apply to us and certain of our subsidiaries for so long as any debt security remains outstanding. These covenants restrict our ability and the ability of these subsidiaries to enter into certain transactions. However, these covenants do not limit our ability to incur indebtedness or require us to comply with financial ratios or to maintain specified levels of net worth or liquidity.
Limitation on Liens
We may not, and we may not allow any of our restricted subsidiaries to, create, incur, issue or assume any liens on our restricted property to secure debt where the debt secured by such liens, plus the aggregate amount of our attributable debt and that of our restricted subsidiaries in respect of sale and leaseback transactions, would exceed an amount equal to an aggregate of 15% of our Consolidated Net Tangible Assets unless we secure the debt securities equally with, or prior to, the debt secured by such liens. This restriction will not, however, apply to the following:
•	liens on restricted property acquired and existing on the date the property was acquired or arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition;
•
liens on any restricted property securing debt incurred or assumed for the purpose of financing its purchase price or the cost of its construction, improvement or repair; provided that such lien attaches to the restricted property within 12 months of its acquisition or the completion of its construction, improvement or repair and does not attach to any other restricted property;

•
liens existing on any restricted property of any restricted subsidiary prior to the time that the restricted subsidiary became a subsidiary of ours or liens arising after that time under contractual commitments entered into prior to and not in contemplation of that event;

•	liens on any restricted property securing debt owed by a subsidiary of ours to us or to another of our subsidiaries; and
•
liens arising out of the refinancing, extension, renewal or refunding of any debt described above; provided that the aggregate principal amount of such debt is not increased and such lien does not extend to any additional restricted property. (Section 1006)

“Consolidated Net Tangible Assets” means total consolidated assets less (1) all current liabilities, (2) all goodwill, (3) all trade names, trademarks, patents and other intellectual property assets and (4) all licenses, each as set forth on our most recent consolidated balance sheet and computed in accordance with International Financial Reporting Standards (“IFRS”). (Section 101)
“Restricted property” means (1) any exchange and transmission equipment, switches, cellular base stations, microcells, local links, repeaters and related facilities, whether owned as of the date of the indenture or acquired after that date, used in connection with the provision of telecommunications services in Mexico, including any land, buildings, structures and other equipment or fixtures that constitute any such facility, owned by us or our restricted subsidiaries and (2) any share of capital stock of any restricted subsidiary. (Section 101)
“Restricted subsidiaries” means our subsidiaries that own restricted property. (Section 101)

Limitation on Sales and Leasebacks
We may not, and we may not allow any of our restricted subsidiaries to, enter into any sale and leaseback transaction without effectively providing that the debt securities will be secured equally and ratably with or prior to the sale and leaseback transaction, unless:
•
the aggregate principal amount of all debt then outstanding that is secured by any lien on any restricted property that does not ratably secure the debt securities (excluding any secured indebtedness permitted under “—Limitation on Liens”) plus the aggregate amount of our attributable debt and the attributable debt of our restricted subsidiaries in respect of sale and leaseback transactions then outstanding (other than any sale and leaseback transaction permitted under the following bullet point) would not exceed an amount equal to 15% of our Consolidated Net Tangible Assets; or

•
we or one of our restricted subsidiaries, within 12 months of the sale and leaseback transaction, retire an amount of our secured debt which is not subordinate to the debt securities in an amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the sale and leaseback transaction and (2) the fair market value of the restricted property leased. (Section 1008)

“Sale and leaseback transaction” means an arrangement between us or one of our restricted subsidiaries and a bank, insurance company or other lender or investor where we or our restricted subsidiary leases a restricted property for an initial term of three years or more that was or will be sold by us or our restricted subsidiary to that lender or investor for a sale price of U.S.$ 1 million (or its equivalent in other currencies) or more. (Section 101)
“Attributable debt” means, with respect to any sale and leaseback transaction, the lesser of (1) the fair market value of the asset subject to such transaction and (2) the present value, discounted at a rate per annum equal to the discount rate inherent in the applicable lease, of the obligations of the lessee for net rental payments (excluding, amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease (as determined in good faith by us in accordance with IFRS). (Section 101)
Provision of Information
We will furnish the trustee with copies of our annual report and the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), including our annual reports on Form 20-F and reports on Form 6-K, within 15 days after we file them with the SEC. In addition, we will make the same information, documents and other reports available, at our expense, to holders who so request in writing. (Section 1005)
In the event that, in the future, we are not required to file such information, documents or other reports pursuant to Section 13 or 15(d) of the Exchange Act, we will furnish on a reasonably prompt basis to the trustee and holders who so request in writing, substantially the same financial and other information that we would be required to include and file in an annual report on Form 20-F and reports on Form 6-K. (Section 1005)
If we become aware that a default or event of default or an event that with notice or the lapse of time would be an event of default has occurred and is continuing, as the case may be, we will deliver a certificate to the trustee describing the details thereof and the action we are taking or propose to take. (Section 1004)
Merger, Consolidation or Sale of Assets
We may not consolidate with or merge into any other person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of our assets and properties and may not permit any person to consolidate with or merge into us, unless all of the following conditions are met:
•
if we are not the successor person in the transaction, the successor is organized and validly existing under the laws of Mexico or the United States or any political subdivision thereof and expressly assumes our obligations under the debt securities or the indenture;

•
immediately after the transaction, no default under the debt securities has occurred and is continuing. For this purpose, “default under the debt securities” means an event of default or an event that would be an event of default with respect to the debt securities if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. See “—Defaults, Remedies and Waiver of Defaults”; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating, among other things, that the transaction complies with the indenture. (Section 801)

If the conditions described above are satisfied, we will not have to obtain the approval of the holders in order to merge or consolidate or to sell or otherwise dispose of our properties and assets substantially as an entirety. In addition, these conditions will apply only if we wish to merge into or consolidate with another person or sell or otherwise dispose of all or substantially all of our assets and properties. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another person, any transaction that involves a change of control of our company, but in which we do not merge or consolidate, or any transaction in which we sell or otherwise dispose of less than substantially all our assets.
Defaults, Remedies and Waiver of Defaults
Holders will have special rights if an event of default with respect to the debt securities they hold occurs and is not cured, as described below.
Events of Default
Each of the following will be an “event of default” with respect to the debt securities:
•	we fail to pay interest on any debt security within 30 days after its due date;
•	we fail to pay the principal or premium, if any, of any debt security on its due date;
•
we remain in breach of any covenant in the indenture for the benefit of holders of the debt securities, for 60 days after we receive a notice of default (sent by the trustee or the holders of not less than 25% in principal amount of the debt securities) stating that we are in breach;

•
we experience a default or event of default under any instrument relating to debt having an aggregate principal amount exceeding U.S.$50 million (or its equivalent in other currencies) that constitutes a failure to pay principal or interest when due or results in the acceleration of the debt prior to its maturity;

•	a final judgment is rendered against us in an aggregate amount in excess of U.S.$50 million (or its equivalent in other currencies) that is not discharged or bonded in full within 30 days; or
•	we file for bankruptcy, or other events of bankruptcy, insolvency or reorganization or similar proceedings occur relating to us.
Remedies Upon Event of Default
If an event of default with respect to the debt securities occurs and is not cured or waived, the trustee, at the written request of holders of not less than 25% in principal amount of the debt securities, may declare the entire principal amount of all the debt securities to be due and payable immediately, and upon any such declaration the principal, any accrued interest and any additional interest shall become due and payable. If, however, an event of default occurs because of a bankruptcy, insolvency or reorganization relating to us, the entire principal amount of all the debt securities and any accrued interest and any additional interest will be automatically accelerated, without any action by the trustee or any holder and any principal, interest or additional interest will become immediately due and payable. (Section 502)
Each of the situations described in the preceding paragraph is called an acceleration of the maturity of the debt securities. If the maturity of the debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the debt securities may cancel the acceleration for all the debt securities, provided that all amounts then due (other than amounts due solely because of such acceleration) have been paid and all other defaults with respect to the debt securities have been cured or waived. (Section 502)
If any event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use under the circumstances in conducting his or her own affairs.
Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection, known as indemnity and/ or security, from expenses and liability. If the trustee receives an indemnity and/or security that is satisfactory to it, the holders of a majority in principal amount of the debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the debt securities. (Sections 512 and 603(e))
Before holders bypass the trustee and bring their own lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the debt securities, the following must occur:
•	such holders must give the trustee written notice that an event of default has occurred and the event of default has not been cured or waived;
•
the holders of not less than 25% in principal amount of the debt securities must make a written request that the trustee take action with respect to the debt securities because of the default and they or other holders must offer to the trustee indemnity and/or security satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and
•
during those 60 days, the holders of a majority in principal amount of the debt securities must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities. (Section 507)

Holders will be entitled, however, at any time to bring a lawsuit for the payment of money due on their debt securities on or after its due date. (Section 508)
Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.
Waiver of Default
The holders of not less than a majority in principal amount of the debt securities may waive a past default for all the debt securities. If this happens, the default will be treated as if it had been cured. No one can waive a payment default on any debt security, however, without the approval of the particular holder of that debt security. (Section 513)
Modification and Waiver
There are three types of changes we can make to the indenture and the outstanding debt securities under the indenture.
Changes Requiring Each Holder’s Approval
The following changes cannot be made without the approval of each holder of an outstanding debt security affected by the change:
•	a change in the stated maturity of any principal or interest payment on a debt security;
•	a reduction in the principal amount, the interest rate or the redemption price for a debt security;
•	a change in the obligation to pay additional interest;
•	a change in the currency of any payment on a debt security other than as permitted by the debt security;
•	a change in the place of any payment on a debt security;
•	an impairment of the holder’s right to sue for payment of any amount due on its debt security;
•	a reduction in the percentage in principal amount of the debt securities needed to change the indenture or the outstanding debt securities under the indenture; and
•	a reduction in the percentage in principal amount of the debt securities needed to waive our compliance with the indenture or to waive defaults. (Section 902)

Changes Not Requiring Approval
Some changes will not require the approval of holders of debt securities. These changes are limited to curing any ambiguity, defect or inconsistency, making changes to conform the provisions contained in the indentures to the description of debt securities contained in this prospectus or an applicable prospectus supplement and making changes that do not adversely affect the rights of holders of the debt securities in any material respect, such as adding covenants, additional events of default, collateral or successor trustees. (Section 901)
Changes Requiring Majority Approval
Any other change to the indenture or the debt securities will be required to be approved by the holders of a majority in principal amount of the debt securities affected by the change or waiver. The required approval must be given by written consent. (Section 902)
The same majority approval will be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging and creating liens on our interests, which we describe under “—Merger, Consolidation or Sale of Assets” and “—Covenants.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security or the indenture, as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described under in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver. (Section 1011)
Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.
Defeasance
We may, at our option, elect to terminate (1) all of our obligations with respect to the debt securities (“legal defeasance”), except for certain obligations, including those regarding any trust established for defeasance and obligations relating to the transfer and exchange of the debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities and the maintenance of agencies with respect to the debt securities (Sections 1201 and 1202) or (2) our obligations under the covenants in the indenture, so that any failure to comply with such obligations will not constitute an event of default (“covenant defeasance”) in respect of the debt securities. (Sections 1201 and 1203) In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee U.S. dollars or such other currency in which the debt securities are denominated (the “securities currency”), government obligations of the United States or a government, governmental agency or central bank of the country whose currency is the securities currency, or any combination thereof, in such amounts as will be sufficient to pay the principal, premium, if any, and interest (including additional interest) in respect of the debt securities then outstanding on the maturity date of the debt securities, and comply with certain other conditions, including, without limitation, the delivery of opinions of counsel as to specified tax and other matters. (Sections 1201, 1204 and 1205)
If we elect either legal defeasance or covenant defeasance with respect to any debt securities, we must so elect it with respect to all of the debt securities. (Section 1201)
Special Rules for Actions by Holders
When holders take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.
Only Outstanding Debt Securities are Eligible for Action by Holders
Only holders of outstanding debt securities will be eligible to vote or participate in any action by holders. In addition, we will count only outstanding debt securities in determining whether the various percentage requirements for voting or taking action have been met. For these purposes, a debt security will not be “outstanding” if it has been surrendered for cancellation or if we have deposited with the trustee in trust or the paying agent or set aside (if we act as our own paying agent) in trust for its holder, money for its payment or redemption. (Section 101)

Determining Record Dates for Action by Holders
We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In some limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt securities may be set in accordance with procedures established by the depositary from time to time. (Section 104)
Transfer Agents
We may appoint one or more transfer agents, at whose designated offices any debt securities in certificated form may be transferred or exchanged and also surrendered before payment is made at maturity. Initially, we have appointed the trustee, at its corporate trust office in New York City, as transfer agent. We may also choose to act as our own transfer agent. We must notify holders of changes in the transfer agent as described under “—Notices.” If we issue debt securities in certificated form, holders of debt securities in certificated form will be able to transfer their debt securities, in whole or in part, by surrendering the debt securities, with a duly completed form of transfer, for registration of transfer at the office of our transfer agent in New York City. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer. (Sections 304 and 1002)
Notices
As long as we issue debt securities in global form, notices to be given to holders will be given to the depositary, in accordance with its applicable policies as in effect from time to time. If we issue debt securities in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. (Section 106)
Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder. (Section 106)
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, United States of America. (Section 113)
Submission to Jurisdiction
In connection with any legal action or proceeding arising out of or relating to the debt securities or the indenture (subject to the exceptions described below), we have:
•	submitted to the jurisdiction of any U.S. federal or New York state court in the Borough of Manhattan, The City of New York, and any appellate court thereof;
•
agreed that all claims in respect of such legal action or proceeding may be heard and determined in such U.S. federal or New York state court and waived, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of our place of residence or domicile; and

•	appointed CT Corporation System, with an office at 28 Liberty Street, New York, New York 10005, United States of America, as process agent.
The process agent will receive, on our behalf, service of copies of the summons and complaint and any other process which may be served in any such legal action or proceeding brought in such New York state or U.S. federal court sitting in New York City. Service may be made by mailing or delivering a copy of such process to us at the address specified above for the process agent. (Section 115)

A final judgment in any of the above legal actions or proceedings will be conclusive and may be enforced in other jurisdictions, in each case, to the extent permitted under the applicable laws of such jurisdiction.
In addition to the foregoing, the holders may serve legal process in any other manner permitted by applicable law. The above provisions do not limit the right of any holder to bring any action or proceeding against us or our properties in other courts where jurisdiction is independently established. (Section 115)
To the extent that we have or hereafter may acquire or have attributed to us any sovereign or other immunity under any law, we have agreed to waive, to the fullest extent permitted by law, such immunity from jurisdiction or to service of process in respect of any legal suit, action or proceeding arising out of or relating to the indenture or the debt securities. (Section 115)
Indemnification of Judgment Currency
Our obligations under the debt securities will be discharged only to the extent that the relevant holder is able to purchase the currency in which the relevant debt securities are denominated (the “securities currency”) with any other currency paid to that holder in accordance with any judgment or order (the “judgment currency”). If the holder cannot purchase the securities currency in the amount originally to be paid, we have agreed to pay the difference. The holder, however, agrees that, if the amount of the securities currency purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to us. (Section 1010)
Our Relationship with the Trustee
Citibank, N.A. is initially serving as the trustee for the debt securities. Citibank, N.A. or its affiliates may have other business relationships with us from time to time.

DESCRIPTION OF WARRANTS
We may issue warrants, in one or more series, for the purchase of debt securities. Warrants may be issued independently or together with our debt securities and may be attached to or separate from any offered securities. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants and the warrant agreement. A form of warrant agreement will be filed as an exhibit to the registration statement.
The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our debt securities and is not entitled to any payments on any debt securities issuable upon exercise of the warrants.
A prospectus supplement accompanying this prospectus relating to a particular series of warrants will describe the terms of those warrants, including:
•	the title and the aggregate number of warrants;
•	the debt securities for which each warrant is exercisable;
•	the date or dates on which the right to exercise such warrants commence and expire;
•	the price or prices at which such warrants are exercisable;
•	the currency or currencies in which such warrants are exercisable;
•	the periods during which and places at which such warrants are exercisable;
•	the terms of any mandatory or optional call provisions;
•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;
•	the identity of the warrant agent; and
•	the exchanges, if any, on which such warrants may be listed.
Holders may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving their identity and the number of warrants to be exercised. Once holders pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to such holders in authorized denominations or share amounts. If holders exercise less than all of the warrants evidenced by their warrant certificate, holders will be issued a new warrant certificate for the remaining amount of warrants.

FORM OF DEBT SECURITIES, CLEARING AND SETTLEMENT
Global Securities
Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of U.S. dollar-denominated debt securities.
We will issue the securities in global form, without interest coupons. Securities issued in global form will be represented, at least initially, by one or more global debt securities. Upon issuance, global securities will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as DTC’s partnership nominee. Ownership of beneficial interests in each global security will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that, under procedures established by DTC, ownership of beneficial interests in each global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global securities).
Beneficial interests in the global securities may be credited within DTC to Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) on behalf of the owners of such interests.
Investors may hold their interests in the global securities directly through DTC, Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems.
Beneficial interests in the global securities may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.
Book-Entry Procedures for Global Securities
Interests in the global securities will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.
DTC has advised that it is:
•	a limited-purpose trust company organized under the New York Banking Law;
•	a “banking organization” within the meaning of the New York Banking Law;
•	a member of the U.S. Federal Reserve System;
•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic computerized book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations; and certain other organizations. Indirect access to DTC’s system is also available to others such as securities brokers and dealers; banks and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole owner or holder of the securities represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security:
•	will not be entitled to have securities represented by the global security registered in their names;
•	will not receive or be entitled to receive physical, certificated securities; and
•
will not be considered the registered owners or holders of the securities under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
Payments of principal, premium, if any, and interest with respect to the securities represented by a global security will be made by the trustee to DTC’s nominee as the registered holder of the global security. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global security will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or us.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.
Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global security held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global security from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global security to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.
DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global securities among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.
Certificated Securities
Beneficial interests in the global securities may not be exchanged for securities in physical, certificated form unless:
•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global securities and a successor depositary is not appointed within 90 days;
•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;
•	we, at our option, notify the trustee that we elect to cause the issuance of certificated securities; or
•	certain other events provided in the indenture occur, including the occurrence and continuance of an event of default with respect to the securities.
In all cases, certificated securities delivered in exchange for any global security will be registered in the names, and issued in any approved denominations, requested by DTC.
For information concerning paying agents for any securities in certificated form, see “Description of Debt Securities—Payment Provisions—Payments on Certificated Debt Securities.”

Debt Securities Denominated in a Currency other than U.S. Dollars
Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of debt securities denominated in a currency other than the U.S. dollar.
We will issue the debt securities as one or more global securities registered in the name of a common depositary for Clearstream and Euroclear. Investors may hold book-entry interests in the global securities through organizations that participate, directly or indirectly, in Clearstream and/or Euroclear. Book-entry interests in the debt securities and all transfers relating to the debt securities will be reflected in the book-entry records of Clearstream and Euroclear.
The distribution of the debt securities will be carried out through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the debt securities will take place through participants in Clearstream and Euroclear and will settle in same-day funds. Owners of book-entry interests in the debt securities will receive payments relating to their debt securities in U.S. dollars or such other currency in which the debt securities are denominated, as applicable. Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.
The policies of Clearstream and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way.
Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.
Except as provided below, owners of beneficial interest in the debt securities will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture governing the debt securities, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a debt security must rely on the procedures of the Clearstream and Euroclear and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of debt securities.
This description of the clearing systems reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
Clearstream and Euroclear
Clearstream has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.
Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.
Clearance and Settlement Procedures
We understand that investors that hold their debt securities through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form. Debt securities will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.
We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to securities in registered form.
You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Mexico.
In addition, because of time zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States or Mexico. U.S. and Mexican investors who wish to transfer their interests in the debt securities, or to make or receive a payment or delivery of the debt securities on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.
Clearstream or Euroclear will credit payments to the cash accounts of participants in Clearstream or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream or Euroclear participant only in accordance with its relevant rules and procedures.
Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the debt securities among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.
Same-Day Settlement and Payment
The underwriters will settle the debt securities in immediately available funds. We will make all payments of principal and interest on the debt securities in immediately available funds. Secondary market trading between participants in Clearstream and Euroclear will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to securities in immediately available funds. See “—Clearstream and Euroclear.”

Certificated Debt Securities
We will issue debt securities to holders in certificated registered form only if:
•	Clearstream or Euroclear is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have appointed a qualified successor within 90 days; or
•	we, at our option, notify the trustee that we elect to cause the issuance of certificated debt securities; or
•	certain other events provided in the indenture occur, including the occurrence and continuance of an event of default with respect to the debt securities.
If any of these three events occurs, the trustee will reissue the debt securities in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.
In the event that we issue certificated securities under the limited circumstances described above, then holders of certificated securities may transfer their debt securities in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive debt security, at the offices of the transfer agent in New York City. Copies of this assignment form may be obtained at the offices of the transfer agent in New York City. Each time that we transfer or exchange a new debt security in certificated form for another debt security in certificated form, and after the transfer agent receives a completed assignment form, we will make available for delivery the new definitive debt security at the offices of the transfer agent in New York City. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person’s risk, the new definitive debt security to the address of that person that is specified in the assignment form. In addition, if we issue debt securities in certificated form, then we will make payments of principal of, interest on and any other amounts payable under the debt securities to holders in whose names the debt securities in certificated form are registered at the close of business on the record date for these payments. If the debt securities are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated debt securities at the offices of the paying agent in London.
Unless and until we issue the debt securities in fully-certificated, registered form,
•	holders will not be entitled to receive a certificate representing our interest in the debt securities;
•	all references in this prospectus or any prospectus supplement to actions by holders will refer to actions taken by a depositary upon instructions from their direct participants; and
•
all references in this prospectus or in any prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary as the registered holder of the debt securities, for distribution in accordance with its policies and procedures.

TAXATION
The following summary of certain Mexican federal and U.S. federal income tax considerations contains a description of the principal Mexican federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the debt securities, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the debt securities. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico, or U.S. federal taxes other than income taxes.
This summary is based on the tax laws of Mexico and the United States as in effect on the date of this prospectus (including the tax treaty described below), as well as on rules and regulations of Mexico and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.
Prospective purchasers of debt securities should consult their own tax advisors as to the Mexican, United States or other tax consequences of the purchase, ownership and disposition of the debt securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.
Mexican Tax Considerations
The following is a general summary of the principal consequences under the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) and rules and regulations thereunder, as currently in effect, of the purchase, ownership and disposition of the debt securities by a holder that is not a resident of Mexico and that will not hold debt securities or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “foreign holder”).
For purposes of Mexican taxation, tax residency is a highly technical definition that involves the application of a number of factors. Generally, an individual is a resident of Mexico if he or she has established his or her home in Mexico, and a corporation is considered a resident if it has established its principal place of business management or its effective seat of business management in Mexico. However, any determination of residence should take into account the particular situation of each person or legal entity.
U.S./Mexico and Other Tax Treaties
The United States and Mexico have entered into a Convention for the Avoidance of Double Taxation (collectively, with subsequent Protocols thereto, referred to as the “tax treaty”). Provisions of the tax treaty that may affect the taxation of certain United States holders are summarized below. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. Mexico has also entered into and is negotiating several other tax treaties that may reduce the amount of Mexican withholding tax to which payments of interest on the debt securities may be subject. Prospective purchasers of debt securities should consult their own tax advisors as to the tax consequences, if any, of such treaties.
Payments of Interest, Principal and Premium in Respect of the Debt Securities
Under the Mexican Income Tax Law, payments of interest we make in respect of the debt securities (including payments of principal in excess of the issue price of such debt securities, which, under Mexican law, are deemed to be interest) to a foreign holder will generally be subject to a Mexican withholding tax assessed at a rate of 4.9% if (1) the debt securities are placed through banks or brokerage houses (casas de bolsa) in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation, which is in effect, (2) the CNBV has been notified of the issuance of the debt securities pursuant to the Mexican Income Tax Law and Article 7 of the Mexican Securities Market Law (Ley del Mercado de Valores) and its regulations, and (3) the information requirements specified in the general rules of the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) are satisfied. In case such requirements are not met, the applicable withholding tax rate will be 10%. We believe that because the conditions described in (1) through (3) above will be satisfied, the applicable withholding tax rate will be 4.9%.
A higher income tax withholding rate will be applicable when a party related to us, jointly or individually, directly or indirectly, is the effective beneficiary of more than 5% of the aggregate amount of payments treated as interest on the debt securities, as set forth in the Mexican Income Tax Law.

Payments of interest we make with respect to the debt securities to a non-Mexican pension or retirement fund will be generally exempt from Mexican withholding taxes; provided that (1) the fund is the effective beneficiary of such interest income, (2) the fund is duly established pursuant to the laws of its country of origin and (3) the relevant interest income is exempt from taxation in such country.
We have agreed, subject to specified exceptions and limitations, to pay additional interest to the holders of debt securities in respect of the Mexican withholding taxes mentioned above. If we pay additional interest in respect of such Mexican withholding taxes, any refunds of such additional interest will be for our account. See “Description of Debt Securities—Payment of Additional Interest.”
Holders or beneficial owners of debt securities may be requested to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, our obligations to pay additional interest may be limited as set forth under “Description of Debt Securities—Payment of Additional Interest.”
Under the Mexican Income Tax Law, payments of principal we make to a foreign holder of debt securities will not be subject to any Mexican withholding or similar taxes.
Taxation of Disposition of Debt Securities
The application of Mexican tax law provisions to capital gains realized on the disposition of debt securities by foreign holders is unclear. We expect that no Mexican tax will be imposed on transfers of debt securities between foreign holders effected outside of Mexico.
Other Mexican Taxes
A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings of debt securities. There are no Mexican stamp, issue, registration or similar taxes payable by a foreign holder with respect to debt securities.
U.S. Federal Income Tax Considerations
The following is a summary of the principal U.S. federal income tax considerations that may be relevant to a beneficial owner of debt securities that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the debt securities (a “U.S. holder”) and certain U.S. federal income tax considerations that may be relevant to a beneficial owner of debt securities (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder (a “non-U.S. holder”). It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in debt securities.
This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. In addition, except where noted, this summary deals only with investors that are U.S. holders who acquire the debt securities in the United States as part of the initial offering of the debt securities of that series at the issue price for that series, who will own the debt securities as capital assets, and whose functional currency is the U.S. dollar. It does not address U.S. federal income tax considerations applicable to investors who may be subject to special tax rules, such as banks, financial institutions, partnerships (or entities treated as a partnership for U.S. federal income tax purposes) or partners therein, tax-exempt entities, regulated investment companies, insurance companies, traders in securities that elect to use the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, dealers in securities or currencies, certain short-term holders of debt securities, or persons that hedge their exposure in the debt securities or will hold debt securities as a position in a “straddle” or conversion transaction or as part of a “synthetic security” or other integrated financial transaction. U.S. holders should be aware that the U.S. federal income tax consequences of holding the debt securities may be materially different for investors described in the prior sentence. This summary does not address consequences arising under state, local or foreign tax laws, the alternative minimum tax, the Medicare tax on net investment income or under special timing rules prescribed under section 451(b) of the Code.

Investors should consult their own tax advisors in determining the tax consequences of holding debt securities under such tax laws, as well as the applicable to their particular situation of the U.S. federal income tax considerations discussed below. This discussion also does not address all of the tax considerations that may be relevant to particular issuances of debt securities, such as debt securities offered at a price less or more than their stated principal amount. For information regarding any such special tax considerations relevant to particular issuances, or regarding the issuance of warrants, if any, you should read the applicable prospectus supplement.
Payments of Interest and Additional Interest
Payments of the gross amount of interest and additional interest (as defined in “Description of Debt Securities— Payment of Additional Interest”) with respect to a debt security, i.e., including amounts withheld in respect of Mexican withholding taxes, will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. holder’s regular method of tax accounting. Thus, cash method U.S. holders will report interest on the debt security when it is received or unconditionally made available for receipt, and accrual method U.S. holders will report stated interest as it accrues.
In the case of debt securities denominated in a currency other than the U.S. dollar (a “foreign currency debt security”), the amount of interest income realized by a cash method U.S. holder will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date of receipt, regardless of whether the payment in fact is converted into U.S. dollars. A cash method U.S. holder will not recognize foreign currency gain or loss with respect to the receipt of such payment, but may have foreign currency gain or loss attributable to the actual disposition of the foreign currency so received. An accrual method U.S. holder will accrue interest income on a foreign currency debt security in the foreign currency and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. holder’s taxable year), or, at the accrual method U.S. holder’s election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A U.S. holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the U.S. Internal Revenue Service (the “IRS”). An accrual method U.S. holder will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a foreign currency debt security if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, and will not be treated as an adjustment to interest income received on a foreign currency debt security. Foreign currency gain or loss recognized by a U.S. holder generally will be U.S.-source gain or loss.
Subject to generally applicable limitations and conditions, the Mexican withholding tax that is imposed on interest may be eligible for credit against such U.S. holder’s U.S. federal income tax liability. These generally applicable limitations and conditions include new requirements adopted by the IRS in regulations promulgated in December 2021 and any Mexican tax will need to satisfy these requirements in order to be a creditable tax for a U.S. holder. In the case of a U.S. holder that either (i) is eligible for, and properly elects, the benefits of the tax treaty, or (ii) consistently elects to apply a modified version of these rules under recently issued temporary guidance and complies with specific requirements set forth in such guidance, the Mexican tax on interest generally will be treated as meeting the new requirements and therefore as a creditable tax. In the case of all other U.S. holders, the application of these requirements to the Mexican tax on interest is uncertain and we have not determined whether these requirements have been met. If the Mexican tax is not a creditable tax for a U.S. holder or the U.S. holder does not elect to claim a foreign tax credit for any foreign income taxes paid or accrued in the same taxable year, the U.S. holder may be able to deduct the Mexican tax in computing such U.S. holder’s taxable income for U.S. federal income tax purposes. Interest and additional amounts will constitute income from sources without the United States and, for U.S. holders that elect to claim foreign tax credits, generally will constitute “passive category income” for foreign tax credit purposes.
The availability and calculation of foreign tax credits and deductions for foreign taxes depend on a U.S. holder’s particular circumstances and involve the application of complex rules to those circumstances. The temporary guidance discussed above also indicates that the Treasury and the IRS are considering proposing amendments to the December 2021 regulations and that the temporary guidance can be relied upon until additional guidance is issued that withdraws or modifies the temporary guidance. U.S. holders should consult their own tax advisors regarding the application of these rules to their particular situations.
Sale or Other Taxable Disposition of Debt Securities
A U.S. holder generally will recognize gain or loss on the sale or other taxable disposition of the debt securities in an amount equal to the difference between (i) the amount realized on such sale or other taxable disposition (other than amounts attributable to accrued but unpaid interest, including any additional interest thereon, which will be taxable as ordinary income to the extent not previously included in income) and (ii) the U.S. holder’s adjusted tax basis in the debt securities. A U.S. holder’s adjusted tax basis in a debt security generally will be its cost for that debt security.
In the case of a foreign currency debt security, a U.S. holder’s amount realized generally will be the U.S. dollar value of any foreign currency received, calculated at the exchange rate in effect on the date the foreign currency debt security is sold or otherwise disposed of, and its adjusted tax basis in the foreign currency debt security generally will be the U.S. dollar value of the purchase price for that security on the date of purchase. If the foreign currency debt securities of a series are traded on an established securities market, however, a cash method U.S. holder (and, if it so elects, an accrual method U.S. holder) will determine its adjusted basis in, or amount realized on, a foreign currency debt security of that series by translating the amount paid or received at the spot rate of exchange on the settlement date of the purchase or disposition of the foreign currency debt security, respectively. The election available to accrual method U.S. holders in respect of the purchase and disposition of foreign currency debt securities traded on an established securities market must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.
Except as described below with respect to foreign currency gain or loss, gain or loss realized by a U.S. holder on the sale or other taxable disposition of the debt securities generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the debt securities have been held for more than one year. Certain non-corporate U.S. holders (including individuals) may be eligible for preferential rates of taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.
Gain or loss realized by a U.S. holder on the sale or other taxable disposition of a foreign currency debt security generally will be treated as foreign currency gain or loss with respect to the principal amount of such security, which will be taxable as ordinary income or loss, to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such foreign currency debt security. The foreign currency gain or loss will not be treated as an adjustment to interest income received on the debt security. In addition, upon the sale or other taxable disposition of a foreign currency debt security, an accrual method U.S. holder may realize foreign currency gain or loss attributable to amounts received in respect of accrued and unpaid interest. The amount of foreign currency gain or loss realized with respect to principal and accrued interest will, however, be limited to the amount of overall gain or loss realized on the sale or other taxable disposition of the security.
A U.S. holder generally will not be entitled to credit any Mexican tax imposed on the sale or other disposition of the debt securities against such U.S. holder’s U.S. federal income tax liability, except in the case of either (i) a U.S. holder that is eligible for, and properly elects to claim, the benefits of the tax treaty, or (ii) a U.S. holder that consistently elects to apply a modified version of the U.S. foreign tax credit rules that is permitted under recently issued temporary guidance and complies with the specific requirements set forth in such guidance. Additionally, capital gain or loss recognized by a U.S. holder on the sale or other disposition of the debt securities generally will be U.S. source gain or loss. for U.S. foreign tax credit purposes (except to the extent that the U.S. holder establishes the right to treat any gain as foreign source income under the tax treaty). Consequently, even if the withholding tax qualifies as a creditable tax, a U.S. holder who is not able to treat any gain (upon which the tax is imposed) as foreign source income under the tax treaty may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to generally applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. If the Mexican tax is not a creditable tax or is not claimed as a credit by the U.S. holder pursuant to the tax treaty, the tax would reduce the amount realized on the sale or other disposition of the debt securities even if the U.S. holder has elected to claim a foreign tax credit for other taxes in the same year. The temporary guidance discussed above also indicates that the Treasury and the IRS are considering proposing amendments to the December 2021 regulations and that the temporary guidance can be relied upon until additional guidance is issued that withdraws or modifies the temporary guidance. U.S. holders should consult their own tax advisors regarding the application of the foreign tax credit rules to a sale or other disposition of the debt securities and any Mexican tax imposed on such sale or disposition.
Further Issues
We may, without the consent of holders, issue additional debt securities with identical terms and conditions identical to those of the previously issued debt securities of a series (except for issue date, issue price and the date from which interest will accrue and, if applicable, first be paid). These additional debt securities, even if they are treated for non-tax purposes as part of the same series as the original debt securities, in some cases may be treated as a separate series for U.S. federal income tax purposes. In such a case, the additional debt securities may be considered to have been issued with “original issue discount” (“OID”) even though the original debt securities had no OID, or the additional debt securities may have a greater amount of OID than the original debt securities. These differences may affect the market value of the original debt securities if the additional debt securities are not otherwise distinguishable from the original debt securities.
Capital gain or loss (and in the case of foreign currency debt securities, foreign currency gain or loss) recognized by a U.S. holder on the sale or other taxable disposition of the debt securities generally will be U.S.- source gain or loss. Consequently, if any such gain would be subject to Mexican income tax, a U.S. holder may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the debt securities.
Foreign Currency Debt Securities and Reportable Transactions
A U.S. holder that participates in a “reportable transaction” will be required to disclose its participation to the IRS. The scope and application of these rules is not entirely clear. A U.S. holder may be required to treat a foreign currency exchange loss from foreign currency debt securities as a reportable transaction if the loss exceeds $50,000 in a single taxable year if the U.S. holder is an individual or trust, or higher amounts for other U.S. holders. In the event the acquisition, ownership or disposition of the foreign currency debt securities constitutes participation in a “reportable transaction” for purposes of these rules, a U.S. holder will be required to disclose its investment by filing Form 8886 with the IRS. Prospective purchasers should consult their tax advisors regarding the application of these rules to the acquisition, ownership or disposition of foreign currency debt securities.
Specified foreign financial assets
Individual U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include debt securities issued in certificated form) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective purchasers should consult their own tax advisors concerning the application of these rules to their investment in the debt securities, including the application of the rules to their particular circumstances.
Non-U.S. Holders
A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on interest received on the debt securities or on gain realized on the sale or other taxable disposition of debt securities.
Information Reporting and Backup Withholding
Payments on the debt securities, and proceeds of the sale or other disposition of the debt securities, that are paid within the United States or through certain U.S.-related financial intermediaries to a U.S. holder generally are subject to information reporting and backup withholding unless (i) the U.S. holder is a corporation or other exempt recipient and demonstrates this fact when so required or (ii) in the case of backup withholding, the U.S. holder provides an accurate taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Although a holder who is not a “United States person” (as defined in the Code) is generally exempt from information reporting and backup withholding, such an investor may, in certain circumstances, be required to comply with certification procedures to prove entitlement to this exemption.

SELLING HOLDERS
América Móvil may file a supplement to this prospectus with the SEC to register securities for sale by any selling holder to be identified in such prospectus supplement. América Móvil may register the sale of these securities to permit the selling holder to resell some, all or none of such securities if and when they deem appropriate, in one or more offerings. Selling holders may be affiliates of América Móvil.
Unless otherwise set forth in the applicable prospectus supplement, América Móvil will not receive any proceeds from the sale of securities by the selling holders, and the selling holders will pay all of the expenses in connection with the registration and the sale of their securities, including selling commissions and fees and expenses of counsel and other advisors to the selling holder.
Information concerning the selling holders may change from time to time, and any changed information will be set forth if and when required in the applicable prospectus supplement. To the extent that this prospectus is used by any selling holder to sell any securities, information with respect to the selling holder and the plan of distribution will be contained in the prospectus supplement for such sale, in a post-effective amendment or in filings we make with the SEC under the Exchange Act.
América Móvil cannot provide an estimate as to the number of securities that will be held by any selling holder upon consummation of any offering or offerings covered by this prospectus. América Móvil will provide to the selling holder copies of this prospectus and any applicable prospectus supplement and will take certain other actions as are required to permit unrestricted sales of the securities by such selling holder.

PLAN OF DISTRIBUTION
At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, as set forth in a prospectus supplement relating to those securities.
We and any selling holders named in a prospectus supplement may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:
•	to or through underwriters or dealers;
•	directly by us, or a selling holder, as applicable, to one or more purchasers (including our affiliates);
•	through agents;
•	through broker-dealers (acting as agent or principal);
•	through any combination of any such methods of sale; or
•	through any other method described in a prospectus supplement.
The distribution of securities may be effected, from time to time, in one or more transactions, including:
•	block transactions (which may involve crosses) and transactions on any organized market where the securities may be traded;
•	purchases by a broker-dealer as principal and resales by such broker-dealer for its own account pursuant to a prospectus supplement;
•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and
•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.
Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any selling holders, underwriters or agents, the price of such securities (which may be at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices), and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation (which may be in the form of discounts, concessions or commissions to be received from us, or the selling holders, as applicable, or from the purchasers of the securities), any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.
Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement, document incorporated by reference or in a free writing prospectus we file with the SEC, as applicable, any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.
If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. We may offer the securities to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly through one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
We and any selling holder may sell securities either directly to one or more purchasers, or through agents designated by us or such selling holder from time to time. Any agent involved in the offer or sale of the securities will be identified, and any commissions payable by us to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.
In connection with the distribution of the securities offered under this prospectus, we, any selling holder, the underwriters or other agents may engage in derivative transactions involving the securities, including short sales, swaps, forward sales and other hedging transactions with us or third parties. The underwriters or agents may acquire a long or short position in the debt securities, hold or resell debt securities acquired and purchase or sell options or futures on the debt securities and other derivative instruments with returns linked to or related to changes in the price of the debt securities. In order to facilitate these transactions, we or any selling holder may enter into securities lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the debt securities to the public, including short sales, or by lending the debt securities to facilitate short sale transactions by others. The underwriters or agents also may use the debt securities purchased or borrowed from us or others (or, in the case of derivatives, debt securities received from us in settlement of those derivatives) to settle directly or indirectly sales of the debt securities or close out any related open borrowings of the debt securities.
We, or a selling holder, may directly solicit offers to purchase the securities and may make sales of, or may lend, securities directly to investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale or loan of the securities. To the extent required, the prospectus supplement, document incorporated by reference or free writing prospectus we file with the SEC, as applicable, will describe the terms of any such sales or loans, including the terms of any bidding or auction process, if used.
If indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases we must approve such institutions. Such contracts will be subject only to those conditions set forth in such prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of those contracts.
Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.
Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.
Agents and underwriters may engage in transactions with us or perform services for us in the ordinary course of business.
No securities will be publicly offered or traded in Mexico except pursuant to an exception or as previously authorized by the CNBV.
Market-Making Resales by América Móvil and its Affiliates
This prospectus may be used by designated selling holders (the “Market-Makers”) in connection with offers and sales of securities in market-making transactions. A Market-Maker may engage in market-making transactions only in those jurisdictions in which it has all necessary governmental and regulatory authorizations for such activity. In a market-making transaction, a Market-Maker may resell a security it acquires from other holders, after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, a Market-Maker may act as principal or agent, including as agent for the counterparty in a transaction in which the Market-Maker acts as principal, or as agent for both counterparties in a transaction in which the Market-Maker does not act as principal. The Market-Maker may receive compensation in the form of discounts or commissions, including from both counterparties in some cases. Market-Makers may include América Móvil or certain of its affiliates which may act as Market Makers in those jurisdictions in which they have all necessary governmental and regulatory authorizations for such activity.
The securities to be sold in market-making transactions include securities to be issued after the date of this prospectus, as well as securities previously issued.
América Móvil does not expect to receive any proceeds from market-making transactions, except to the extent América Móvil is entitled to the proceeds of sales of notes made by it in such transactions. América Móvil does not expect that the Market-Makers will pay any proceeds from their market-making resales to it.
Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

EXPERTS
The consolidated financial statements of América Móvil, S.A.B. de C.V. and its subsidiaries (the Company) appearing in the Company’s Annual Report (Form 20-F) for the year ended December 31, 2024, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024 (excluding the internal control over financial reporting of Claro Chile, SpA), have been audited by MANCERA, S.C., a member of Ernst & Young Global Limited, and an independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of the Company’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Claro Chile, SpA from the scope of such firm's audit of internal control over financial reporting, and which conclude, among other things, that the Company did not maintain effective internal control over financial reporting as of December 31, 2024, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission “(2013 framework)”, because of the effects of the material weaknesses described therein, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF SECURITIES
Unless otherwise specified in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP will provide an opinion regarding the validity of the securities under New York law, and Bufete Robles Miaja, S.C. will provide an opinion regarding the authorization of the securities under Mexican law.
Mr. Rafael Robles Miaja, our Corporate Pro-Secretary, is a partner at the firm Bufete Robles Miaja, S.C.

ENFORCEABILITY OF CIVIL LIABILITIES
América Móvil is a corporation organized under the laws of Mexico, with its principal places of business (domicilio social) in Mexico City. In addition, most of our directors, officers and controlling persons, as well as certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and our assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce against them, either inside or outside the United States, judgments obtained against these persons in U.S. courts, or to enforce in U.S. courts judgments obtained against these persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon civil liabilities under the U.S. federal securities laws. Based on the opinion of Bufete Robles Miaja, S.C., our Mexican counsel, there is doubt as to the enforceability against these persons in Mexico, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement, including exhibits, which we have filed with the SEC on Form F-3 under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov and at our website at www.americamovil.com. This URL is intended to be an inactive textual reference only. It is not intended to be an active hyperlink to our website. The information on our website, even if it might be accessible through a hyperlink resulting from this URL, is not and shall not be deemed to be incorporated into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:
•	our annual report on Form 20-F for the year ended December 31, 2024, filed with the SEC on May 14, 2025 (SEC File No. 001-16269);
•	our report on Form 6-K filed with the SEC on May 29, 2025 (SEC File No. 001-16269);
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any future annual reports on Form 20-F filed with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

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any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of debt securities offered by this prospectus that are identified in such reports as being incorporated by reference in our Registration Statement on Form F-3.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at Lago Zurich 245, Plaza Carso / Edificio Telcel, Colonia Ampliación Granada, Alcaldía Miguel Hidalgo, 11529, Mexico City, Mexico, Attention: Investor Relations, telephone (5255) 2581-4449.